 EXHIBIT (a)(5)(i)

COGNA EDUCAÇÃO S.A.

CNPJ/MF nº 02.800.026/0001-40

NIRE 31.300.025.187

Publicly-Held Company

MATERIAL FACT

COGNA EDUCAÇÃO S.A. (B3: COGN3) (“Cogna” or the “Company”), in compliance with Article 157, § 4 of Law No. 6,404/76, as amended, and with the regulations of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”), in particular CVM Resolution No. 44, dated August 24, 2021, as amended, and further to the Material Fact disclosed on September 15, 2025, hereby informs its shareholders and the market in general that it has commenced, on this date, a tender offer (the “Tender Offer”) for the acquisition of up to all outstanding Class A common shares issued by Vasta Platform Limited, a controlled company of the Company, duly incorporated and validly existing under the laws of the Cayman Islands, with registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Vasta”), currently registered with the SEC and listed and traded on the Nasdaq Global Select Market (“NASDAQ”). The Tender Offer was approved by the Company’s Board of Directors and will be filed with the U.S. Securities and Exchange Commission (“SEC”) and conducted in accordance with U.S. law, the “Offer to Purchase” and applicable U.S. regulations.

As of this date, the Company is the holder of all Class B common shares issued by Vasta, totaling 64,436,093 Class B common shares, representing approximately 97.6% of Vasta’s share capital.

The Tender Offer is being made at a purchase price of US$5.00 per share and will cover up to 15,970,992 Class A common shares, representing a total purchase price of up to US$79,854,960.00.

The Tender Offer will be conducted in accordance with the terms and conditions set forth in the Offer to Purchase dated September 17, 2025, and is scheduled to expire at 5:00 p.m. (New York City time) on October 15, 2025, unless extended or terminated earlier.

If the Tender Offer is successfully completed, Vasta will cease to be registered with the SEC and will no longer have its shares traded on NASDAQ.

The Company will keep the market informed of any developments or deliberations regarding the matters set forth in this Material Fact, in accordance with applicable CVM regulations and legislation.

The information agent for the Tender Offer is D.F. King & Co., Inc. The tender agent for the Tender Offer is Equiniti Trust Company, LLC. The dealer manager for the Tender Offer is Itau BBA USA Securities, Inc.

Belo Horizonte, September 17, 2025.

Frederico da Cunha Villa

Chief Financial Officer and Investor Relations Officer

For questions regarding the terms of the Tender Offer, you may call D.F. King & Co., Inc., the information agent for the Tender Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com, or Itau BBA USA Securities, Inc., the dealer manager for the Tender Offer, at +55 (11) 97530-3709; Attention: Fernando Niemeyer, or +55 (11) 96587-0063; Attention: Felipe Condado Barbosa. For questions regarding how to tender your Securities, you may call D.F. King & Co., Inc., toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Cogna and Vasta resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Cogna or Vasta undertake any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

ADDITIONAL INFORMATION REGARDING THE TENDER OFFER AND WHERE TO FIND THEM

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Class A common shares or any other securities of Vasta, and it is neither an offer to purchase nor a solicitation of an offer to sell Class A common shares or any other securities of Vasta. Cogna will be filing today a tender offer statement on Schedule TO, including the Offer to Purchase, the related letter of transmittal and other related materials, with the SEC. Shareholders should read carefully these materials (including the Offer to Purchase, the related letter of transmittal and other related materials) because they contain important information, including the various terms of, and conditions to, the Tender Offer.

Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, the related letter of transmittal and other related materials that Cogna will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the Tender Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.